LICENSE AGREEMENT

This Agreement is between The Johns Hopkins University, a corporation of the State of Maryland, acting through its Applied Physics Laboratory having a place of business at 11100 Johns Hopkins Road, Laurel, MD 20723-6099 (hereinafter “JHU/APL”) and MIPSolutions, Inc., a Nevada corporation, having a place of business at 1117 Desert Lane, Suite 1592, Las Vegas, NV 89102 (hereinafter “COMPANY”).

RECITALS

JHU/APL, by virtue of its role as a government contractor and educational institution, carries out scientific and applied research and development through its staff and is committed to licensing JHU/APL INTELLECTUAL PROPERTY (hereinafter defined) in a manner that will benefit the public by bringing the results of that research and development into widespread use through the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such product or processes itself.

During the course of internal research and development and research and development sponsored by the United States Government, JHU/APL has developed certain valuable inventions, copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets comprising the JHU/APL INTELLECTUAL PROPERTY.

The Johns Hopkins University through JHU/APL has acquired or is entitled to acquire through assignment or otherwise all right, title and interest, with the exception of certain retained rights by the United States Government, in said valuable inventions, copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets.

COMPANY desires to enter into a license agreement in order to commercially develop, manufacture, use and distribute products and processes embodying the JHU/APL INTELLECTUAL PROPERTY throughout the world.

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “AFFILIATED COMPANY” or “AFFILIATED COMPANIES” shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with COMPANY. For purposes of this paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock or other similar voting rights.

1.2 “COMPANY IMPROVEMENT(S)” shall mean any inventions, copyrighted matter, technical information, know-how, show-how or trade secrets made by a COMPANY employee relating to the CORE TECHNOLOGY.

1.3 “CORE TECHNOLOGY” shall mean the various apparatus and methods as described in the JHU/APL INTELLECTUAL PROPERTY.

1.4 “EFFECTIVE DATE” of this License Agreement shall mean the date the last party hereto has executed this Agreement.

1.5 “EXCLUSIVE LICENSE” shall mean a grant by JHU/APL to COMPANY and any AFFILIATED COMPANIES of its entire right and interest in the JHU/APL INTELLECTUAL PROPERTY, subject to rights retained by the United States Government in accordance with P.L. 96-517, as amended by P.L. 98-620, and with the provisions of the U.S. Government contracts under which the JHU/APL INTELLECTUAL PROPERTY was developed, and further subject to the retained right of JHU/APL to make, have made, provide, use, copy, modify, distribute and practice LICENSED PRODUCT(S) and LICENSED SERVICE(S) for its non-profit purposes in connection with its research, education and public service missions including the provision of research and development services for federal, state and local governments subject to section 4.1 of this Agreement.

1.6 “JHU/APL IMPROVEMENT(S)” shall mean improvements in CORE TECHNOLOGY comprising any inventions, copyrighted matter, technical information, know-how, show-how and/ or trade secrets comprising JHU/APL PATENT RIGHTS (hereinafter defined) and JHU/APL UNPATENTED INTELLECTUAL PROPERTY (hereinafter defined) that result from the R&D AGREEMENTS (hereinafter defined) whether funded by COMPANY or a third party including the United States Government and made either solely by a JHU/APL employee or jointly by a JHU/APL employee and a COMPANY employee in the LICENSED FIELD (hereinafter defined) .

1.7 “JHU/APL INTELLECTUAL PROPERTY” shall mean, individually and collectively, JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED INTELLECTUAL PROPERTY.

1.8 “JHU/APL PATENT RIGHTS” shall mean:

a.  Previously issued patents and filed patent and provisional application(s) and received invention disclosures listed in Appendix A, any future filed U.S. patent application(s) relating to invention disclosures listed in Appendix A, and the inventions disclosed and claimed therein and patents issuing thereon, and all continuations, divisions, reexaminations, and reissues based thereon, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon; and

b.  Any additional U.S. patent applications filed on behalf of JHU/APL (whether invented solely by JHU/APL or jointly by JHU/APL and COMPANY) and directed to patentable features that may be contained within the JHU/APL UNPATENTED INTELLECTUAL PROPERTY (including JHU/APL IMPROVEMENT(S) as provided in and subject to the conditions of section 2.3 of this Agreement).

1.9 “JHU/APL UNPATENTED INTELLECTUAL PROPERTY” shall mean and include: JHU/APL’s copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets associated with CORE TECHNOLOGY including all schematics, drawings, test and operating software (including source, object, and firmware), engineering analyses, reliability analyses, special manufacturing processes, and quality assurance plans and procedures, and any other required technical information or documentation developed by JHU/APL. The above includes, but is not limited to, what is:

a. existing as of the EFFECTIVE DATE and delivered to COMPANY prior to the EFFECTIVE DATE, or under this Agreement; and

b. disclosed in the invention disclosure(s) and in patent application(s) listed in Appendix A and included in the JHU/APL PATENT RIGHTS; and

c. representing and included in JHU/APL IMPROVEMENT(S) as provided in and subject to the conditions of section 2.3 of this Agreement.

1.10  “LICENSED FIELD” shall mean drinking water safety, wastewater treatment, and water-based mining operations using filtration, treatment, reclamation and extraction processes; all other fields of use are specifically excluded.

1.11 “LICENSED PRODUCT(S)” shall mean any device or other product:

a.  the manufacture, use or sale of which would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of a claim of JHU/APL PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe); or

b. embodying, was made using, is derived primarily from or based substantially on JHU/APL UNPATENTED INTELLECTUAL PROPERTY.

1.12 “LICENSED SERVICE(S)” shall mean any process or method performed on behalf of a third party or used in the manufacture or use of a product:

a. the practice of which would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of a claim of JHU/APL PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe); or

b. the practice of which uses, is derived primarily from or based substantially on the JHU/APL UNPATENTED INTELLECTUAL PROPERTY.

1.13 “NET SALES”, subject to section 6.8 below, shall mean gross revenues of any nature including, but not limited to, sales and licensing fees, maintenance and service fees, access payments and other amounts billed by COMPANY, AFFILIATED COMPANIES, and COMPANY’S sublicensees from the sale, lease or other disposal of LICENSED PRODUCT(S) or the practice or performance of LICENSED SERVICE(S) less

a. credits (including credit card charge-backs) or allowances, refunds or discounts, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, leased or otherwise disposed of;

b. excises, sales taxes, value added taxes, consumption taxes, duties, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind); and

c. separately itemized insurance and transportation costs incurred in shipping the LICENSED PRODUCT(S).

1.14 “R&D AGREEMENTS” shall mean agreements relating to sponsored research, facility use and/or technical assistance negotiated or to be negotiated between JHU/APL and COMPANY pertaining to research and development directed to the CORE TECHNOLOGY, whether funded by JHU/APL, COMPANY or a third party including the United States Government.

1.15 ”SUBLICENSE REVENUES” shall mean consideration of any kind for sublicensee sales of LICENSED PRODUCT(S) or LICENSED SERVICE(S), including but not limited to cash, equity, and other consideration, whether in the form of up front fees or milestone fees, and including any premium paid by the sublicensee over Fair Market Value for stock of COMPANY, received by COMPANY from a sublicensee in consideration for a sublicense to JHU/APL INTELLECTUAL PROPERTY granted by COMPANY; however, not included in SUBLICENSE REVENUES are amounts paid to COMPANY by the sublicensee for product development and research work performed by COMPANY, or third parties on its behalf. The term “Fair Market Value” as used in this paragraph shall mean the average price at which the stock in question is publicly trading for sixty (60) days prior to the announcement of its purchase by the sublicensee or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing of COMPANY or if no private financing has occurred, then as reasonably determined by COMPANY’s accountants.

1.16 “TERRITORY” shall mean the world.

ARTICLE 2 - GRANTS

2.1 Subject to the terms and conditions of this Agreement, JHU/APL hereby grants to COMPANY an EXCLUSIVE LICENSE to make, use, sell, offer to sell, import, copy, modify, distribute, publicly display and perform, and to provide and practice the LICENSED PRODUCT(S) and LICENSED SERVICE(S) in the TERRITORY under the JHU/APL INTELLECTUAL PROPERTY in the LICENSED FIELD.

2.2 COMPANY may sublicense others under this Agreement and amend existing sublicenses provided that the terms of such sublicense shall be no less favorable to COMPANY than this Agreement is to JHU/APL and no broader in scope and no less restrictive on the sublicensee than this Agreement is on COMPANY and are otherwise consistent with the terms of this Agreement and include provisions for the payment of JHU/APL’s royalties, indemnification of JHU/APL and the flow down of the limited warranties contained herein, and further provided that COMPANY provides a copy of each such sublicense agreement and amendment to an existing sublicense agreement to JHU/APL within five (5) business days after its execution. Any sublicense agreement and amendment to an existing sublicense agreement either not consistent with the terms of this Agreement or not containing royalty, indemnification and warranty provisions as set forth above, must be submitted to JHU/APL prior to its execution for review and approval, such approval not to be unreasonably withheld, and COMPANY shall provide at least ten (10) business days for JHU/APL’s review.

2.3 Subject to the terms of funding agreements with third parties, all JHU/APL IMPROVEMENT(S) shall be licensed to COMPANY under this Agreement.

2.4  COMPANY hereby grants to JHU/APL a nonexclusive, paid up, nontransferable, worldwide license to make, have made, use, copy, modify, distribute and practice products and processes under all COMPANY owned intellectual property in COMPANY IMPROVEMENT(S), such license only for JHU/APL’s non-profit purposes in connection with its research, education and public service missions including the provision of research and development services for federal, state and local governments.

ARTICLE_3 - DELIVERABLES

3.1 Subject to United States export laws and regulations, JHU/APL shall use reasonable efforts to deliver to COMPANY those deliverables in existence as of the EFFECTIVE DATE directly related to the JHU/APL INTELLECTUAL PROPERTY that were not delivered to COMPANY prior to the EFFECTIVE DATE.

ARTICLE 4 - RELATED CONTRACTS

4.1 COMPANY shall negotiate an R&D AGREEMENT in the form of JHU/APL’s standard task order contract for funding to be paid to JHU/APL in the minimum amounts and for the period set forth in section 6.2e below. The first task shall be a project related to arsenic and shall begin no later than ninety days after the EFFECTIVE DATE. COMPANY’s R&D payments under the R&D AGREEMENTS may be greater than shown.

4.2  COMPANY understands and agrees that JHU/APL has a technical direction agent relationship with the United States Government which requires that JHU/APL avoid any work under any contract or agreement that would jeopardize its or its employees’ ability to act for the United States Government as an impartial or neutral evaluator. Therefore, JHU/APL shall at all times under this Agreement retain the right to refuse to accept any subcontract or other agreement to perform any work under any such subcontract or other agreement between JHU/APL and COMPANY which in JHU/APL’s sole discretion would create an actual or perceived organizational or individual conflict of interest.

ARTICLE 5 - PATENT INFRINGEMENT

5.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

5.2 COMPANY shall have the first right to enforce any patent or copyright within JHU/APL INTELLECTUAL PROPERTY against any infringement or alleged infringement thereof, and shall at all times keep JHU/APL informed as to the status thereof. COMPANY may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to section 5.4. This right to sue for infringement shall not be used in an arbitrary or capricious manner. JHU/APL shall reasonably cooperate in any such litigation at COMPANY’s expense.

5.3 If COMPANY elects not to enforce any patent within the JHU/APL INTELLECTUAL PROPERTY, then it shall so notify JHU/APL in writing within six (6) months of receiving notice that an infringement exists, and JHU/APL may, in its sole judgment and at its own expense, take steps to enforce any patent or copyright and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

5.4 Any recovery by COMPANY under section 5.2 shall be deemed to reflect loss of commercial sales, and COMPANY shall pay to JHU/APL out of such recovery the royalties it would have otherwise received in light of the infringing sales net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by COMPANY to JHU/APL hereunder in connection with sales in the country of such legal proceedings, provided, however, that any such credit under this section 5.4 shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU/APL with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 6 - PAYMENTS, ROYALTY AND RESEARCH AND DEVELOPMENT SUPPORT

6.1 Reimbursement of costs and expenses: COMPANY shall be required to reimburse JHU/APL for all future costs of preparing, filing, prosecuting and maintaining JHU/APL PATENT RIGHTS as set forth in the schedule in section 7.1 of this Agreement.

6.2  COMPANY shall pay to JHU/APL a License Execution Fee as set forth in this section 6.2 that shall not be refundable in any part and shall not be credited against royalties or other fees, payable as follows:

a. $45,000 in cash payable as follows:

(1) $10,000 due no later than 10 business days after the EFFECTIVE DATE;

(2) $35,000 due no later than 10 business days after the date that the COMPANY receives a cumulative of $250,000 in investments from third parties, or on March 1st, 2006, whichever occurs earlier, provided the EFFECTIVE DATE is no later than December 31st, 2005, but in no event shall this payment be made later than March 30th, 2006; the parties agree that $10,000 of this payment will be credited to past patent costs associated with US Patent No. 6,780,323;

b. 10% of the total equity in the COMPANY but no less than 450,000 shares due no later than 10 business days after the EFFECTIVE DATE. JHU/APL will be awarded simultaneous, full and equal anti-dilution privileges as awarded to founders and investors for one year or until a cumulative of $2,000,000 is raised by COMPANY, whichever occurs first; but in no event shall JHU/APL’s equity ownership be less than 1% of the COMPANY for 3 years from the EFFECTIVE DATE or until a cumulative of $10,000,000 is raised by COMPANY, whichever occurs first;

c. $50,000 in cash due no later than 10 business days after the date that COMPANY receives a cumulative of $500,000 in investments from third parties and achieves proof of prototype efficacy in the task set forth in section 4.1 above but, in any event, no later than 6 months after COMPANY achieves a total of $500,000 in investments. $10,000 of this payment will be credited to past patent costs associated with US Patent No. 6,780,323;

d. $1,050,000 in cash for sales milestones due no later than 30 days after the COMPANY receives payment in full for the sale which triggers the milestone payment to JHU/APL. These milestone payments will be payable as follows:

(1) $ 50,000 due when annual NET SALES reach $ 2,000,000

(2) $ 100,000 due when annual NET SALES reach $ 5,000,000

(3) $ 150,000 due when annual NET SALES reach $10,000,000

(4) $ 250,000 due when annual NET SALES reach $20,000,000

(5) $ 500,000 due when annual NET SALES reach $50,000,000

e. $400,000 Minimum R&D Commitments (includes subcontracts) as follows:

As set forth in section 4.1 above, COMPANY will contract with JHU/APL with the initial funding being no less than $175,000; provided that this is the first project of a four (4) year program to be funded at a minimum of $400,000 total over the four (4) years. For any and each subsequent year after the first anniversary of the EFFECTIVE DATE during which COMPANY does not pay a minimum of $50,000 towards research projects at JHU/APL, COMPANY shall pay JHU/APL, as a buyout provision, a cash payment of $18,750 which represents the 25% credit towards the $400,000 Minimum R & D commitment for research dollars spent at JHU/APL. These buyout cash payments will be paid at the conclusion of the year that is partially or not funded by COMPANY but the total of these buyout cash payments will in no event exceed a total of $56,250.

6.3 COMPANY shall pay to JHU/APL a zero dollar ($0) annual maintenance fee due within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement. Such fees are nonrefundable and shall not be credited against royalties or other fees.

6.4 For the term of this Agreement, COMPANY shall pay to JHU/APL a running royalty for each LICENSED PRODUCT(S) sold, leased or otherwise disposed of or for the practice or performance of LICENSED SERVICE(S) by COMPANY and AFFILIATED COMPANIES as follows:

a. Seven percent (7%) of NET SALES if the particular LICENSED PRODUCT(S) or LICENSED SERVICE(S) includes a feature covered by one or more of the pending claim(s) of a pending patent application included in JHU/APL PATENT RIGHTS, or directly or contributorily infringes any valid and unexpired claim(s) of a patent included in JHU/APL PATENT RIGHTS, that is pending or issued in the country where that particular LICENSED PRODUCT(S) or LICENSED SERVICE(S) are either produced, sold, otherwise disposed of, practiced or performed. The royalty rate for each such product and process shall not exceed the rates above even if the particular product or process contains features covered by more than one patent or patent application included in JHU/APL PATENT RIGHTS.

b. Intentionally left blank.

c. All such running royalty payments shall be made quarterly as provided in section 6.6 except as they may be reduced as set forth in this Agreement subject, however, to the total credit against royalties due being no greater than 50% of the total royalties due in any one quarter notwithstanding any other provision of this Agreement.

d. Sales of LICENSED PRODUCT(S) and LICENSED SERVICE(S) to the United States Government by COMPANY or an AFFILIATED COMPANY shall be subject to the royalty stated in this section 6.4; however, COMPANY agrees that it shall not bill, invoice or charge the United States Government for any such royalty paid to JHU/APL, if to do so would violate United States laws or regulations.

e. COMPANY shall pay to JHU/APL fifty percent (50%) of all SUBLICENSE REVENUES received by COMPANY but, in no event, shall COMPANY pay to JHU/APL less than an amount equal to a three and one-half percent (3.5%) royalty on all sublicensee NET SALES or greater than an amount equal to a seven percent (7%) royalty on all sublicensee NET SALES. If COMPANY sublicenses the JHU/APL INTELLECTUAL PROPERTY to a subsidiary company, terms shall be no less favorable to JHU/APL than as contained in this Agreement including but not limited to JHU/APL’s equity position in COMPANY and otherwise in accordance with section 2.2 above.

6.5 COMPANY shall be obligated to make minimum annual royalty payments beginning twelve (12) months after the first commercial sale of a LICENSED PRODUCT(S) or LICENSED SERVICE(S) but, in any event, beginning no later than three (3) years after the EFFECTIVE DATE, such payments to be fully creditable against royalties due for the previous twelve month period but the excess of the actual royalties received over and above the minimum royalty paid cannot be carried over to the next year:

Minimum Annual Royalty

Year 1	$100,000
Year 2	$100,000
Year 3	$200,000
Year 4	$200,000
Year 5+	$300,000

6.6 COMPANY shall provide to JHU/APL within sixty (60) days of the end of each March, June, September and December after the EFFECTIVE DATE of this Agreement, a written report to JHU/APL of the amount of LICENSED PRODUCT(S) sold, leased or otherwise disposed of and LICENSED SERVICE(S) practiced or performed, the total NET SALES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU/APL as a result of NET SALES by COMPANY, AFFILIATED COMPANIES, and sublicensees thereof. Payment of any such royalties due shall accompany such report. Until COMPANY or an AFFILIATED COMPANY or sublicensees has achieved a first commercial sale of a LICENSED PRODUCT(S) or LICENSED SERVICE(S), a report shall be submitted at the end of every June and December after the EFFECTIVE DATE of this Agreement and will include a full written report describing COMPANY’s or AFFILIATED COMPANIES’ or sublicensees’ technical efforts towards meeting the milestones set forth in Article 8.

6.7 COMPANY shall make and retain, for a period of three (3) years following the period of each report required by section 6.6, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in section 6.6. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. COMPANY shall permit the inspection and copying of such records, files and books of account by JHU/APL or its agents during regular business hours upon ten (10) business days’ written notice to COMPANY or such time that is mutually convenient to the Parties. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU/APL, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by COMPANY. COMPANY shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which permits such party to make, use or sell the LICENSED PRODUCT(S) or practice or perform the LICENSED SERVICE(S), a provision requiring such party to retain records of sales, leases or other disposals of LICENSED PRODUCT(S) and the practice or performance of LICENSED SERVICE(S) and other information as required in section 6.6 and permit JHU/APL to inspect such records as required by this section 6.7.

6.8 In order to insure JHU/APL the full royalty payments contemplated hereunder, COMPANY agrees that in the event any LICENSED PRODUCT(S) shall be sold to an AFFILIATED COMPANY or sublicensees or to a corporation, firm or association with which COMPANY shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the net service revenue received from using the LICENSED PRODUCT(S) in providing a service, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price of LICENSED PRODUCT(S) paid by the purchaser.

6.9 In the event that COMPANY or an AFFILIATED COMPANY or a sublicensee sells LICENSED PRODUCT(S) in combination with other devices which are not LICENSED PRODUCT(S) (“Other Items”) as part of a system (“System”), the NET SALES for purposes of royalty payments on the System shall be calculated as follows:

a. If all LICENSED PRODUCT(S) and Other Items contained in the System are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/A+B, where A is the separately available price of all LICENSED PRODUCT(S) in the combination, and B is the separately available price for all Other Items in the combination;

b. Otherwise, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the System by C/C+D, where C is the total direct materials and direct labor costs for the LICENSED PRODUCT(S) and D is the total direct materials and direct labor costs for all Other Items in the System (all such costs shall be determined in accordance with GAAP consistently applied).

c. In those cases that are not amenable to the use of either section 6.9a or 6.9b above for the calculation of NET SALES for purposes of royalty payments, the parties agree to negotiate in good faith a percentage of NET SALES for purposes of royalty payments.

d.  Where LICENSED PRODUCT(S) are not sold or leased but are otherwise disposed of, NET SALES for the purpose of computing royalties shall be: 1) the selling price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by COMPANY, or 2) if not currently being offered for sale by COMPANY, the average selling price at which products of similar kind and quality, solid in similar quantities, are then currently being offered for sale by other manufacturers, or 3) if not currently sold or offered for sale by COMPANY or others, then the COMPANY’s cost of manufacture, determined by COMPANY’s customary accounting procedures, multiplied by a factor equal to the average industry selling price to cost ratio. Furthermore, where LICENSED PRODUCT(S) are sold by a sublicensee for other than their fair market value, NET SALES for the purpose of computing royalties shall be their fair market value.

e. Notwithstanding the foregoing sections 6.9a,b, and c, in no event shall NET SALES of the System for purposes of royalty payments be calculated to be less than fifty percent (50%) of the NET SALES of the system.

6.10  All payments under this Agreement shall be made in U.S. Dollars.

ARTICLE 7 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

7.1 JHU/APL shall file, prosecute and maintain all patents and patent applications specified under JHU/APL PATENT RIGHTS. Beginning with the EFFECTIVE DATE, COMPANY shall begin paying all future expenses associated with JHU/APL’s reasonable costs of preparing, filing, prosecuting and maintaining the JHU/APL PATENT RIGHTS. Title to all such patents and patent applications shall reside in The Johns Hopkins University. JHU/APL shall have full and complete control over all its patent matters in connection therewith under the JHU/APL PATENT RIGHTS, provided, however, that JHU/APL will provide COMPANY timely notice of any proposed action and seek COMPANY’s authorization for any such action; COMPANY reserves the right to have its own counsel review all pending actions. If COMPANY elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU/APL may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the COMPANY thereafter shall not be licensed under such patent or patent application.

7.2 COMPANY agrees that all packaging containing individual LICENSED PRODUCT(S) sold by COMPANY and AFFILIATED COMPANIES will be marked with the number of the applicable patent(s) and published patent application(s) licensed hereunder in accordance with each country’s patent laws.

7.3 If necessary, the parties will exchange information which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential or proprietary at the time it is sent to the recipient, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have agreed in writing to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient’s obligations under this section 7.3 shall not extend to any part of the information:

a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b. that can be demonstrated, from written records to have been in the recipient’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.  that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

The obligations of this section 7.3 shall also apply to AFFILIATED COMPANIES provided such information by COMPANY. JHU/APL’s, COMPANY’s and AFFILIATED COMPANIES’ obligations under this section 7.3 shall extend until five (5) years after the termination of this Agreement.

Upon receipt of written permission by JHU/APL for such disclosure, COMPANY shall have third-parties sign non-disclosure agreements for any JHU/APL confidential information including drawings, procedures, photographs, sketches, hand-drawn art, technical documentation, reports, micro-fiche material, video tapes and CD-ROMs. Any previous nondisclosure/confidentiality agreements between JHU/APL and COMPANY are hereby terminated and superceded by this section 7.3.

ARTICLE 8 - TERM, MILESTONES, AND TERMINATION

8.1 TERM: The Agreement shall expire in each country on the date of expiration of the last to expire patent included within JHU/APL PATENT RIGHTS in that country or if no patents issue twenty (20) years from the EFFECTIVE DATE.

8.2 MILESTONES: COMPANY shall exercise best efforts to develop and commercialize the LICENSED PRODUCT(S) and LICENSED SERVICE(S) using good scientific judgment.

8.3 TERMINATION:

a. Upon material breach or material default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to cure the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement. Furthermore, if COMPANY fails to make a commercial sale within Thirty (30) months of the EFFECTIVE DATE, then JHU/APL, in its sole discretion and without providing the written notice and 60-day cure period set forth above, may terminate this Agreement.

b. COMPANY may terminate this Agreement and the license granted herein, for any reason, upon giving JHU/APL sixty (60) days written notice.

c. Termination shall not affect JHU/APL’s right to recover accrued and unpaid royalties or fees as provided in section 6.4 or to recover the unpaid balance of the License Execution Fee payments as provided in section 6.2 or reimbursement for patent expenses incurred pursuant to section 7.1 prior to termination. Upon termination, all rights in and to the licensed JHU/APL INTELLECTUAL PROPERTY shall revert to JHU/APL at no cost to JHU/APL.

d.         Notwithstanding the written notice and cure provisions provided in this Agreement, or any other provision of this Agreement, upon failure by COMPANY to pay, or cause to be paid the cash or issue the shares in the amounts and by the dates specified in section 6.2 above, JHU/APL shall give written notice of such material default in the form of a written demand letter for the payment and/or issuance of shares due.  Failure by COMPANY to make such payment and/or issue such shares due within ten (10) business days from receipt of such written demand letter shall result in the immediate termination of this Agreement, unless JHU/APL elects to convert the license to a non-exclusive license, and, subject to the provisions of paragraph 9.16, the parties shall have no further licenses, rights or obligations hereunder.

ARTICLE 9 - MISCELLANEOUS

9.1 NOTICES AND CORRESPONDENCE:

a. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when mailed by certified mail to the party to be notified or sent by overnight courier service. All notices shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing or by other package pickup receipt.

b. All notices and any correspondence, including written progress reports and royalty and other payments, respecting this Agreement shall be addressed as follows:

To JHU/APL:	Director of Technology Transfer
The Johns Hopkins University
Applied Physics Laboratory
11100 Johns Hopkins Road
Laurel, MD 20723-6099

To COMPANY:	MIPSolutions, Inc.
Michael Pieniazek, CEO
1117 Desert Lane, Suite 1592
Las Vegas, NV 89102

c. Either party may change its address for the purpose of this Agreement by notice in writing to the other party. Checks are to be made payable to “The Johns Hopkins University Applied Physics Laboratory.”

9.2 NONASSIGNABILITY: This Agreement is binding upon and shall inure to the benefit of JHU/APL, its successors and assignees and shall not be assignable to another party without the written consent of JHU/APL which consent shall not be unreasonably withheld.

9.3 PROVISIONS HELD INVALID, ILLEGAL OR UNENFORCEABLE: In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

9.4 APPLICABLE LAW: The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland.

9.5 NON-USE OF UNIVERSITY’s NAME: COMPANY shall not use the name of THE JOHNS HOPKINS UNIVERSITY or any of its constituent parts, such as JHU/APL, or any contraction thereof in any advertising, promotional, sales literature or fundraising documents except for factual statements relating to this Agreement once executed and any work being performed on behalf of the COMPANY by JHU/APL as part of this Agreement without prior written approval from JHU/APL. COMPANY shall allow at least ten (10) business days notice of any proposed public disclosure for JHU/APL’s review and comment or to provide written approval. JHU/APL shall consider preapproving standard language which, once approved, may be used by COMPANY thereafter without the need for further approval from JHU/APL.

9.6 WARRANTY: JHU/APL warrants that to the best of its knowledge, information and belief, it owns the JHU/APL INTELLECTUAL PROPERTY with the exception of certain retained rights of the United States Government and has the right to grant the licenses granted herein. JHU/APL does not warrant the validity of any JHU/APL INTELLECTUAL PROPERTY or that practice under such JHU/APL INTELLECTUAL PROPERTY shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.6, COMPANY AND AFFILIATED COMPANIES AGREE THAT THE JHU/APL INTELLECTUAL PROPERTY IS PROVIDED “AS IS”, AND THAT JHU/APL MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU/APL DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. FURTHERMORE, JHU/APL MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU/APL ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU/APL AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU/APL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, SALE OR PRACTICE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT. COMPANY AND AFFILIATED COMPANIES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT MANUFACTURED, USED, OR SOLD, OR A SERVICE PRACTICED, BY COMPANY AND ITS AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR A LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

9.7 INDEMNIFICATION: JHU/APL and the inventors/creators/developers of LICENSED PRODUCT(S) and LICENSED SERVICE(S) will not, under the provisions of this Agreement or otherwise, have control over the manner in which COMPANY or its AFFILIATED COMPANIES or those operating for its account or third parties who practice LICENSED SERVICE(S) or purchase LICENSED PRODUCT(S) from any of the foregoing entities, practice the inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets of LICENSED PRODUCT(S) and LICENSED SERVICE(S). COMPANY shall defend and hold JHU/APL, The Johns Hopkins University, their present and former regents, trustees, officers, inventors/creators/developers of JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED INTELLECTUAL PROPERTY, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets by any of the foregoing entities, whether or not JHU/APL or said inventors/creators/developers, either jointly or severally, is named as a party defendant in any such lawsuit provided, however, such judgments, fees, expenses, or other costs, do not arise out of the willful misconduct of JHU/APL, The Johns Hopkins University, their present and former regents, trustees, officers, inventors/creators/developers of JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED INTELLECTUAL PROPERTY, agents, faculty, employees and students and provided further that JHU/APL notifies COMPANY promptly of any such lawsuit, claim, demand or other action. Practice of the inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets covered by LICENSED PRODUCT(S) or LICENSED SERVICE(S), by an AFFILIATED COMPANY or an agent or a third party on behalf of or for the account of COMPANY or by a third party who practices LICENSED SERVICE(S) or purchases LICENSED PRODUCT(S) from COMPANY, shall be considered COMPANY’s practice of said inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets for purposes of this paragraph 9.7. The obligation of COMPANY to defend and indemnify as set out in this paragraph 9.7 shall survive the termination of this Agreement.

9.8 INSURANCE: Prior to first commercial sale of any LICENSED PRODUCT(S) or the practice of any LICENSE SERVICE(S) in any particular country, COMPANY shall establish and maintain, in each country in which COMPANY or an AFFILIATED COMPANY shall test or sell LICENSED PRODUCT(S) or practice LICENSED SERVICE(S), product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCT(S) and practicing LICENSED SERVICE(S), and will annually present evidence to JHU/APL that such coverage is being maintained. Upon JHU/APL’s request, COMPANY will furnish JHU/APL with a Certificate of Insurance of each product liability or other related insurance policy obtained and agrees to make reasonable increases or changes in the kind of insurance pertaining to the LICENSED PRODUCT(S) and LICENSED SERVICE(S) at the request of JHU/APL. JHU/APL shall be listed as an additional insured in COMPANY’s said insurance policies. Once such insurance coverage is established, COMPANY shall effect changes to such insurance coverage only if reasonable and customary.

9.9       MANUFACTURE IN UNITED STATES:  COMPANY agrees that any LICENSED PRODUCT(S) incorporating an invention made with government funding within the scope of the Federal Acquisition Regulation, 48 CFR et seq., shall be manufactured substantially in the United States.

9.10 PUBLICATION: JHU/APL may publish manuscripts, abstracts or the like describing the JHU/APL INTELLECTUAL PROPERTY and inventions and copyrighted matter, but not trade secrets, contained therein provided confidential information of COMPANY as defined in section 7.3, is not included or without first obtaining approval from COMPANY to include such confidential information. JHU/APL shall provide thirty (30) days written notice to COMPANY of each proposed publication for COMPANY’s review and comments. Thereafter, JHU/APL shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU/APL related to the licensed technology without prior approval.

9.11 INTEGRATION: This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter. Neither of the parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized official of the party to be bound thereby.

9.12 AMENDMENT/WAIVER: This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

9.13 PARTIES BOUND/BENEFITED: This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.14 MEDIATION:

a. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all disputes arising under or out of this Agreement which the parties themselves are unable to resolve within 60 days after such dispute arises shall, at the option of either party, be mediated in good faith.

b. The party seeking mediation of such dispute shall promptly advise the other party of such dispute in a writing which describes in reasonable detail the nature of such dispute and which shall state that party’s desire to initiate mediation thereof. By not later than 10 business days after the recipient has received such written notice of dispute, each party shall have selected for itself a representative who shall participate in such mediation, and shall additionally have advised the other party in writing of the name of such representative. By not later than 15 business days after the written notice of dispute has been received, such representatives shall schedule a date for a mediation hearing with a mutually agreeable mediator. The parties shall enter into good faith mediation and shall share the costs equally.

c. If the representatives of the parties have not been able to schedule a date for a mediation hearing with a mutually agreeable mediator within fifteen days after receipt of a written notice of the dispute, or if the representatives of the parties have not been able to resolve the dispute within 15 business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in a court of competent jurisdiction. This provision shall not be construed to waive any rights or timely performance of any obligations existing under this Agreement.

d. The option to mediate provided for in this mediation clause shall terminate upon the expiration or termination of this Agreement.

9.15 EXPORT CONTROL: The export regulations of the United States Government may prohibit, except under a special validated license, the exportation from the United States of certain commodities and/or related technical data. In order to facilitate the exchange of technical information under this Agreement, COMPANY therefore hereby gives its assurance to JHU/APL that COMPANY will not knowingly, unless prior authorization is obtained from the appropriate United States Government agency or agencies, export any apparatus or technical data received from JHU/APL under this Agreement or LICENSED PRODUCT(S) to any restricted country specified in such regulations. JHU/APL neither represents that a license is or is not required nor that, if required, it will be issued by the United States Government.

9.16 Upon termination of this Agreement for any reason, sections 7.3, 8.3c, 9.5, 9.6, 9.7 and 9.8 shall survive termination of this Agreement.

9.17 FORCE MAJEURE: In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than the payment of money) due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order of regulation permanently or temporarily prohibiting or reducing the manufacture, use or sale of LICENSED PRODUCT(S) or LICENSED SERVICE(S); epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet development or manufacturing needs; or any other cause beyond the reasonable control of the Party invoking this paragraph 9.17 if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

9.18 JHU/APL INTELLECTUAL PROPERTY SELECTION AND USE: On the EFFECTIVE DATE, COMPANY shall provide a written list to JHU/APL identifying the JHU/APL INTELLECTUAL PROPERTY that is of primary importance to COMPANY’s LICENSED PRODUCT(S) and LICENSED SERVICE(S). For each LICENSED PRODUCT made or LICENSED SERVICE practiced or provided, COMPANY shall provide written identification to JHU/APL of the JHU/APL INTELLECTUAL PROPERTY used therein no later than the first sale of each LICENSED PRODUCT or LICENSED SERVICE.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY Applied Physics Laboratory		MIPSOLUTIONS, INC.

By		By
	Wayne E. Swann		Michael T. Pieniazek
	Director of Technology Transfer		President

Date:		Date

APPENDIX A: Schedule of JHU/APL PATENT RIGHTS

APPENDIX A
Schedule of JHU/APL Patent Rights

1. JHU/APL File No. 1734-SPL, US Patent No. 6,780,323, issued August 24, 2004 for “Polymer Based Permeable Membrane for Removal of Ions” and US patent application, serial no. 10/924,666, filed January 27, 2005, Publication No. 2005-0019302, published January 27, 2005 for “Polymer Based Permeable Membrane for Removal of Ions.”

2. JHU/APL File No. 1744-SPL, “Environmental Phosphate Pollution Removal Using a Selectively Permeable Molecularly Imprinted Polymer Membrane,” included in US Patent No. 6,780,232 issued August 24, 2004 for “Polymer Based Permeable Membrane for Removal of Ions” and US Patent Publication 2005-0019302 published January 27, 2005 for “Polymer Based Permeable Membrane for Removal of Ions.”

3. JHU/APL File No. 1745-SPL, “Environmental Nitrate Pollution Removal Using a Selectively Permeable Molecularly Imprinted Polymer Membrane” included in US Patent No. 6,780,232 issued August 24, 2004 for “Polymer Based Permeable Membrane for Removal of Ions” and US Patent Publication 2005-0019302 published January 27, 2005 for “Polymer Based Permeable Membrane for Removal of Ions.”

4. JHU/APL File No. 2112-1331, “Process for Preparing Vinyl Substituted Beta-Diketones” pending US patent application serial no. 11/127897, filed May 12, 2005.

5. JHU/APL File No. 2292-SPL, “The Preparation of Molecularly Imprinted Polymer Ion-exchange Resin Beads and Their Use as Sequestering Agents for Toxic or Economically Useful Ions,” US provisional application no. 60/736376, filed November 14, 2005.

AMENDMENT NO. 1

The License Agreement, effective January 23, 2006 ("License Agreement"), between The Johns Hopkins University, acting through its Applied Physics Laboratory ("JHU/APL"), and MIPSolutions, Inc. ("COMPANY"), is, in accordance with Section (§) 9.12 thereof, amended as follows:

Under ARTICLE 6 - PAYMENTS, ROYALTY AND RESEARCH AND DEVELOPMENT SUPPPORT:

Delete section 6.2c. and substitute therefor:

“c. $50,000 in cash due no later than 6 months after the date the COMPANY receives a cumulative of $500,000 in investments from third parties unless, during such 6 month period, the COMPANY has filed a registration statement with the SEC and such statement has not been declared effective by the SEC by the end of such 6 month period.  In this event, the COMPANY will notify JHU/APL thereof in writing and the $50,000 payment required under this section 6.2c will be deferred to a date that is no later than the earlier of September 30, 2007 or the date that is 30 days after the COMPANY’s stock is being traded publicly and, furthermore, JHU/APL will be issued additional shares of COMPANY stock and matching warrants with a total value of $10,000 based on a price of $0.50 per share (i.e., 20,000 shares and 20,000 warrants with a price of $0.50 share) and with the same rights in such stock as set forth in section 6.2b above, such $10,000 in stock to be in addition to the $50,000 payment required under this section 6.2c.  $10,000 of such $50,000 payment will be credited to past patent costs associated with the US Patent No. 6,780,323.”

Under ARTICLE 9 - MISCELLANEOUS:

In section 9.1b, in the COMPANY address, delete “Michael Pieniazek, CEO” and replace with “Edward A. Hunton, Director”.

All other terms and conditions contained in the License Agreement not expressly waived or modified hereinabove shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed in duplicate originals by their duly authorized repre-sentatives, to be effective on the date of the last party to sign.

THE JOHNS HOPKINS UNIVERSITY			MIPSOLUTIONS, INC.
Applied Physics Laboratory

By:		By:

Name:	Kristin M. Gray	Name:	Edward A. Hunton

Title:	Director of Technology Transfer	Title:	Director

Date:		Date: